UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	May 28, 2014

WWA GROUP, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-26927	77-0443643
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

107 W Bridge St.

Portland, Michigan 48875

(Address of principal executive offices)  (zip code)

(855) 410-8509

(Registrant’s telephone number, including area code)

 (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

WWA Group, Inc.

Form 8-K

Current Report

Item 1.01 Entry into a Material Definitive Agreement

Agreement to Acquire Certain License Rights in Exchange for Series A Preferred Stock

Effective May 28, 2014, we completed a License Acquisition Agreement with Brad Lane (“Lane”), pursuant to which we agreed to license certain rights to Cannabis Planet Productions (“CPP”), Cannabis Planet TV (“CPTV”) hereinafter the “License”. The License includes our use of all existing production, content, branding, internet domains, internet marketing and other intellectual property associated with CPP and CPTV. Lane will serve as executive producer to create new content for the streaming cable and Internet channels and we have agreed to fund up to $50,000 for new content production. Prior to the acquisition of the License, Lane had no affiliation with the Company and the License is a result of arms-length negotiations between Lane and us.  The total number of our Series A Preferred Stock issued and outstanding following the transaction is 3,000,000 (See Item 3.02 below).

ITEM 3.02

UNREGISTERED SALES OF EQUITY SECURITIES

We issued an aggregate of 1,000,000 shares of our 2014 Series A Preferred Stock to Brad Lane (“Lane”) as consideration for license rights to Cannabis Planet Productions (“CPP”), Cannabis Planet TV (“CPTV”) hereinafter the “License”. The License includes our use of all existing production, content, branding, internet domains, internet marketing and other intellectual property associated with CPP and CPTV. Lane will serve as executive producer to create new content for the streaming cable and internet channels and we have agreed to fund up to $50,000 for new content production. Based on the representation and warranties provided by Lane, the issuance of the 2014 Series A Preferred Stock is exempt from registration pursuant to Section 4(2) of the Securities Act of 1933.

The 2014 Series A Preferred Stock consists of 4,000,000 shares, $0.001 par value. A summary of the powers, preferences, rights, qualifications, limitations, and restrictions is below and qualified in its entirety to the complete description set forth in the Designation of Rights, Preferences, and Privileges for the 2014 Series A Preferred Stock of WWA Group, Inc, as filed with the Secretary of State of the State of Nevada on May 8, 2014.

1.

Liquidation.  In the event of any voluntary or involuntary liquidation (whether complete or partial), dissolution, or winding up of the Corporation, the holders of the 2014 Series A Preferred Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to its shareholders, whether from capital, surplus, or earnings, an amount in cash equal to $0.01 per share.  No distribution shall be made on the 2014 Series A Preferred Stock by reason of any voluntary or involuntary liquidation (whether complete or partial), dissolution, or winding up of the Corporation unless each holder of any Common Stock shall have received all amounts to which such holder shall be entitled.

2.

Voting Rights.  The holders of the 2014 Series A Preferred Stock shall be entitled to 250 votes per shares of 2014 Series A Preferred Stock and to vote with the Common Stock of the Corporation on all matters submitted to a vote of Common Stockholders for all purposes. Except as otherwise provided herein or by the laws of the State of Nevada, the holders of the 2014 Series A Preferred Stock and Common Stockholders shall vote together as one class on all matters submitted to shareholder vote of the Corporation.

3.

Subordination.  Any redemption hereunder shall be subordinated to payment in full of all Senior Debt.

4.

Dividends.  The holder of the 2014 Series A Preferred Stock shall have the right to receive dividends, in equal amounts per share, as are declared on the Corporation’s Common Stock by the board of directors of the Corporation.

5.

No Conversion. The shares of the 2014 Series A Preferred Stock are not convertible into any other securities of the Corporation.

6.

Redemption.  Subject to the requirements and limitations of the corporation laws of the state of Nevada, the Corporation shall have the voluntary right to redeem up to 100 percent (100%) of the shares of the 2014 Series A Preferred Stock outstanding at any time after two (2) years from the date of issuance pursuant to written notice of redemption given to the holders thereof on not less than 30 days, specifying the date on which the 2014 Series A Preferred Stock shall be redeemed (the "Redemption Date"). The redemption price for each share of 2014 Series A Preferred Stock outstanding shall be $0.01 per share plus any unpaid dividends, if applicable, on such share as of the Redemption Date (the "Redemption Price").  The Redemption Price shall be paid in cash.

ITEM 9.01

FINANCIAL STATEMENTS AND EXHIBITS

(c)

Exhibits

Exhibit No.	Description
10.01	License Acquisition Agreement between WWA Group, Inc and Brad Lane dated May 28. 2014
99.01	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 30, 2014	WWA Group, Inc.
a Nevada corporation
/s/ Tom Nix

By: Tom Nix
Its: Chief Executive Officer and Director